EXHIBIT 99.1

State Auto Financial reports fourth quarter 2016 results
•Quarterly income of $0.77 per share
•Quarterly GAAP combined ratio of 101.3
•Return on equity of 2.4%
•Book value per share of $21.31

COLUMBUS, OHIO - February 14, 2017 - State Auto Financial Corporation (NASDAQ:STFC) today reported fourth quarter 2016 net income of $32.5 million, or $0.77 per diluted share, versus net income of $3.1 million, or $0.07 per diluted share, for the fourth quarter of 2015. Net income from operations1 per diluted share for the fourth quarter 2016 was $0.46 versus net income from operations1 per diluted share of $0.00 for the same 2015 period.
For the year ended 2016, STFC had net income of $21.0 million, or $0.50 per diluted share, compared to net income of $51.2 million, or $1.23 per diluted share, for the same 2015 period. Net loss from operations1 per diluted share for the year ended Dec. 31, 2016 was $0.07 versus net income from operations1 per diluted share of $0.85 for the same 2015 period.
Operating Results
STFC’s GAAP combined ratio for the fourth quarter 2016 was 101.3 versus 106.2 for the fourth quarter of 2015. Catastrophe losses during the fourth quarter 2016 accounted for 5.0 points of the 68.6 total loss ratio points, or 16.2 million, versus 1.3 points of the total 72.8 loss ratio points, or $4.3 million, for the same period in 2015. Noncatastrophe losses during the fourth quarter 2016 included 1.9 points of favorable development relating to prior years, or $6.3 million, versus 6.9 points of adverse development, or $22.3 million, for the same period in 2015.
Net written premium for the fourth quarter of 2016 increased 1.4% compared to the same period in 2015. By segment, net written premium was relatively flat for personal, business decreased 2.1% and specialty increased 11.6%.
Personal auto and homeowners new business premium and new policy counts were up, while policies in force were lower, compared to the fourth quarter of 2015. During the first half of 2016, the Company increased its number of personal lines agency appointments, and conducted pricing reviews designed to improve personal lines profitability. The decline in the business insurance segment was significantly driven by our decision to exit our large account business and rate actions to improve profitability in commercial auto. The growth in the specialty insurance segment was primarily driven by an increase in new business for E&S property.
STFC’s GAAP combined ratio for the year ended 2016 was 106.2 compared to 101.5 for the same 2015 period. Catastrophe losses increased the loss ratio for the year ended 2016 by 6.3 points, or $81.6 million, compared to 4.0 points, or $51.1 million for the year ended 2015.
Noncatastrophe losses for the year ended 2016 included 2.2 points of adverse development relating to prior years, or $28.4 million, versus 0.8 points of adverse development, or $10.7 million, for the same period in 2015.

Net written premium for the year ended 2016 increased 1.5% compared to the same 2015 period. By segment, net written premium was relatively flat for personal, decreased 5.4% for business, and increased 21.7% for specialty. The trends in the personal and business net written premiums are due to the same factors discussed above for the fourth quarter. The growth in the specialty insurance segment was driven by an increase in new business for both E&S casualty and programs.
Book Value and Return on Equity
STFC’s book value was $21.31 per share as of Dec. 31, 2016, a decrease of $0.51 per share from STFC’s book value on Sept. 30, 2016. The decrease was driven by the change in unrealized investment gains, slightly offset by net income. Return on stockholders’ equity for the twelve months ended December 31, 2016, was 2.4% compared to 5.8% for the twelve months ended December 31, 2015.
STFC’s Chairman, President and CEO Mike LaRocco commented on the quarter as follows:
“We’re proud of the progress we made in 2016. We finished strong with improved, but still unacceptable fourth quarter results. In our auto lines, both personal and commercial, we’ve been focused on improving profitability. We’ve implemented rate changes, which are now starting to earn out. Wildfires in Tennessee and Hurricane Matthew added 5.3 points, or $17.4 million, to our quarterly loss ratio. Our claims organization responded quickly to customers who were affected by those catastrophes. I was gratified, but not surprised, by the response from our agents and policyholders in those areas.
“We know where our challenges are, and we’re better positioned than ever to address those challenges now that we have the right people, a culture where becoming more lean and efficient is an expectation, a greater focus on improving profitability, and improved processes throughout the organization to support our efforts.
“In less than 15 months, we successfully launched our new digital platform in five states for our personal auto and homeowners products. Since the launch in October, we’ve responded to feedback from agents with eight updates to the platform. That level of responsiveness is certainly not the norm across our industry; but it reflects the changes we’ve made throughout State Auto. We are a very different company today. We’ll complete the rollout of the remaining states in 2017 for our personal auto and homeowners products and we’ll start to roll out our small commercial products in mid- 2017.  But it’s about much more than just technology. It’s a new way of doing business for us and for our independent agency partners, in a way that exceeds the expectations of our customers in every area - from new products and coverage, to new pricing models, to digital solutions that offer easy, convenient online access.
“There’s work to be done, but State Auto enters 2017 proud of our past, and even more excited about our future.”
About State Auto Financial Corporation
State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top fourth of all NASDAQ listed companies.
The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A- (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.

1 Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income (loss) only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounted to income of $0.31 per diluted share for the fourth quarter 2016 and income of $0.57 year to date 2016 versus income of $0.07 per diluted share for the fourth quarter 2015 and income of $0.38 year to date 2015.
STFC has scheduled a conference call with interested investors for Tuesday, Feb. 14, at 11 a.m. ET to discuss the Company’s fourth quarter 2016 performance. Live and archived broadcasts of the call can be accessed at http://www.StateAuto.com/STFC. A replay of the call can be heard beginning at 2 p.m., Feb. 14, by calling 855-859-2056, conference ID 96704012. Supplemental schedules detailing the Company’s fourth quarter 2016 financial, sales and underwriting results are made available on http://www.StateAuto.com/STFC prior to the conference call.
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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial's Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three months ended December 31		Year ended December 31
($ in millions, except per share amounts)	2016	2015	2016	2015

Net premiums written	$307.1	$302.7	$1,293.3	$1,273.5

Earned premiums	323.8	324.0	1,291.9	1,270.5
Net investment income	20.6	17.8	74.7	71.7
Net realized gain on investments	19.9	4.3	36.5	24.3
Other income	0.6	0.5	2.3	2.1
Total revenue	364.9	346.6	1,405.4	1,368.6

Income before federal income taxes	33.1	0.8	19.2	67.3

Federal income tax expense (benefit)	0.6	(2.3)	(1.8)	16.1
Net income	$32.5	$3.1	$21.0	$51.2

Earnings per common share:
- basic	$0.78	$0.08	$0.50	$1.25
- diluted	$0.77	$0.07	$0.50	$1.23

Earnings (loss) per share from operations (A):
- basic	$0.47	$0.01	$(0.07)	$0.86
- diluted	$0.46	$—	$(0.07)	$0.85

Weighted average shares outstanding:
- basic	41.7	41.3	41.6	41.1
- diluted	42.2	41.9	42.0	41.6

Return on average equity (LTM)	2.4%	5.8%

Book value per share	$21.31	$21.40

Dividends paid per share	$0.10	$0.10	$0.40	$0.40

Total shares outstanding	41.8	41.3

GAAP ratios:
Cat loss and ALAE ratio	5.0	1.3	6.3	4.0
Non-cat loss and LAE ratio	63.6	71.5	66.6	63.9
Loss and LAE ratio	68.6	72.8	72.9	67.9
Expense ratio	32.7	33.4	33.3	33.6
Combined ratio	101.3	106.2	106.2	101.5

(A) Reconciliation of non-GAAP financial measure:
Net income (loss) from operations:
Net income	$32.5	$3.1	$21.0	$51.2
Less net realized gain on investments,
less applicable federal income taxes	12.9	2.8	23.7	15.8
Net income (loss) from operations	$19.6	$0.3	$(2.7)	$35.4

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